Exhibit 99.1

CONTACTS
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
Lisa Mansfield	Patrick O’Connor
Corporate Marketing	Chief Financial Officer
Aviza Technology, Inc.	Aviza Technology, Inc.
Phone +1 (831) 439-6444	Phone +1 (831) 439-6360
Fax +1 (831) 439-6223	Fax +1 (831) 439-6320
lisa.mansfield@aviza.com	pat.oconnor@aviza.com

AVIZA TECHNOLOGY UPDATES GUIDANCE FOR SECOND QUARTER FISCAL 2009

SCOTTS VALLEY, Calif., April 28, 2009—Aviza Technology, Inc. (NASDAQ: AVZA), a supplier of advanced semiconductor equipment and process technologies for the global semiconductor industry and related markets, today announced that it expects not to meet its previously announced net sales and adjusted net loss guidance for the second quarter of fiscal 2009, which ended on March 27, 2009.

Aviza expects that net sales for the second quarter of fiscal 2009 will be in the range of $9.5 million to $11.0 million.  Previously announced guidance was net sales in the range of $13 million to $18 million.  Aviza expects that adjusted net loss for the second quarter of fiscal 2009 will be in the range of $5.0 million to $6.0 million, excluding restructuring charges.  The restructuring charges are expected to be in the range of $9.0 million to $10.0 million.  Previously announced guidance was adjusted net loss of $1 million to $5 million.

Safe Harbor

This press release contains forward-looking statements.  These forward-looking statements are based on our management's current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations.  You should not rely upon these forward-looking statements as predictions of future events because we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur.  These forward-looking statements include, but are not limited to, our guidance about our expected operating performance for the second quarter of fiscal 2009 and all statements containing the words "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.  Many factors could cause our actual results to differ materially from those projected in these forward-looking statements.  Some of these factors and other important factors are detailed in our various Securities and Exchange Commission filings, particularly in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, copies of which are available from us without charge.  Please review these filings and do not place undue reliance on these forward-looking statements.  We assume no obligation to update forward-looking statements.

AVIZA TECHNOLOGY UPDATES GUIDANCE FOR SECOND QUARTER FISCAL 2009

About Aviza Technology, Inc.
Aviza Technology, Inc. designs, manufactures, sells and supports advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets.  The company’s systems are used in a variety of segments of the semiconductor market, such as advanced silicon for memory devices, advanced 3-D packaging and power integrated circuits for communications.  Aviza’s common stock is publicly traded on the NASDAQ Global Market (NASDAQ GM: AVZA).  Aviza is headquartered in Scotts Valley, Calif., with manufacturing, R&D, sales and customer support facilities located in the United Kingdom, Germany, France, Taiwan, China, Japan, Korea, Singapore and Malaysia.  Additional information about the company can be found at http://www.aviza.com.

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